Exhibit 99.1
Digital Angel Announces Changes in Corporate Structure and Management Resulting in $2M of
Annual Cost Savings
SO. ST. PAUL, MN — July 7, 2010 — Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, announced today changes to its corporate structure as part of the Company’s strategic turnaround plan. These changes address Digital Angel’s growing focus on Destron Fearing, the Company’s animal identification business, and include the elimination of its “corporate structure”, and the associated costs of a separate headquarters and several management positions. The new streamlined structure will result in cost savings of approximately $2 million per year.
Over the past two years, as part of its turnaround plan, Digital Angel has been divesting businesses deemed to be non-core, in order to focus on the animal identification market. As a result of this streamlining, the Company no longer needs a corporate infrastructure.
“Our focus on Destron Fearing eliminates the need for the corporate structure that was put in place by the previous management team. By integrating Destron Fearing’s operational management with Digital Angel’s management of public company functions and responsibilities, we are eliminating positions that can be more efficiently outsourced or performed at Destron Fearing’s headquarters in South Saint Paul, Minnesota. Under the new structure, we are more streamlined and have significantly lower overhead costs. These savings should allow us to further strengthen our balance sheet and redirect resources to the Destron Fearing Animal Identification business, where we see significant growth opportunities and a bright future,” said Joe Grillo, Chief Executive Officer.
Effective June 30, 2010, Jason Prescott, Treasurer of Digital Angel and VP of Finance for Destron Fearing, has assumed the position of Chief Financial Officer. Lorraine Breece has stepped down as CFO of Digital Angel, as this position has been integrated into the Destron Fearing finance department. Jason has been with Destron Fearing since 2002 and has overseen the accounting and reporting of the business.
As of October 1, 2010, Jonathan McKeage, VP of Corporate Development, and Ron Landers, VP Internal Audit, will step down and their positions will be eliminated.
Effective December 31, 2010, the positions of Chief Operating Officer and General Counsel will be eliminated. These positions are held by Parke Hess and Patricia Petersen, respectively.
“We would like to thank Lorraine, Parke, Pat, Jay and Ron for all that they have done for Digital Angel over the years and we wish them well in their future endeavors,” Grillo added, “These executives have worked hard to help restructure the business and establish a stronger financial foundation knowing full well that the result would most likely be the elimination of their positions. There is no longer a separate Digital Angel management team overseeing multiple business units. Instead, operational and corporate management are one in the same as we look toward the future focus on Destron Fearing and the growing Animal Identification market,”
Additionally, the leases on South Florida office space that the previous management team entered into for use as corporate headquarters for Digital Angel have expired.
About Digital Angel
Digital Angel (NASDAQ: DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

Safe Harbor Statement
This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits of the management changes and their impact on the Company’s financial results. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on April 1, 2010, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.
Contacts:
Todd Fromer / Rob Fink
212-896-1215 / 212-896-1236
digitalangel@kcsa.com